Exhibit 5.1

BILZIN SUMBERG DUNN BAENA PRICE & AXELROD LLP
2500 First Union Financial Center
200 South Biscayne Boulevard
Miami, Florida 33131-2336

April 25, 2002

TradeStation Group, Inc.
8700 West Flagler Street
Miami, Florida 33174

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 175,000 shares (the “Shares”) of your Common Stock, $0.01 par value per share, reserved for issuance under the TradeStation Group, Inc. Amended and Restated Nonemployee Director Stock Option Plan. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares.

     It is our opinion that, when issued and sold in the manner described in the Registration Statement and the related prospectus, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Bilzin Sumberg Dunn Baena Price & Axelrod LLP

BILZIN SUMBERG DUNN BAENA PRICE & AXELROD LLP